EXHIBIT NO. EX-99.m.5



                                 GAM FUNDS, INC.

           SECOND AMENDED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                 CLASS A SHARES

     WHEREAS, GAM Funds, Inc. ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

     WHEREAS, the Fund has adopted a Second Amended Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act ("Plan") with respect to its Class A Shares of each series of the Fund ("Series"), and the Board of Directors ("Board") has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Series and its stockholders; and

     WHEREAS, the Fund employs GAM Services Inc., and from time to time hereafter may employ other persons, to serve as principal distributor of the Class A Shares (the person serving in such capacity from time to time, "Distributor"); and

     WHEREAS,  the Fund has entered into a  Distribution  Contract  ("Contract")
with  Distributor   pursuant  to  which  Distributor  has  agreed  to  serve  as
Distributor of the Class A Shares of each such Series; and

     NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class A Shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

     1. Each Series is authorized to pay to Distributor, as compensation for its services as Distributor of the Series' Class A Shares, a distribution fee at the rate of 0.30%, on an annualized basis, of the average daily net assets of the Series' Class A Shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine. Any Series may pay a distribution fee to Distributor at a lesser rate than the fee specified in this Paragraph 1, as agreed upon by the Board and Distributor and as approved in the manner specified in Paragraph 4 of this Plan.

     2. The amount set forth in Paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Class A Shares. Such amount may be spent by the Distributor on any activities or to pay any expenses primarily intended to result in the sale of Class A Shares, including, but not limited to, compensation to and expenses of employees of the Distributor who engage in or support distribution of the Class A Shares; including overhead and telephone expenses of such employees, printing of prospectuses and reports for other than existing stockholders; preparation, printing and distribution of sales literature and advertising materials; compensation to broker/dealers who sell Class A Shares, and such other similar services that the Directors determine are reasonably calculated to result in sales of Class A Shares of the Fund; provided however, that any portion of such amount paid to the Distributor, which portion shall be equal to or less than 0.25% annually of the average daily net assets of the Fund's Class A Shares, may represent compensation for personal service to stockholders and/or maintenance of stockholder accounts (the "Service Fee"). The Distributor may negotiate with selling broker/dealers for distribution and personal services to be provided by the broker/dealer to investors and stockholders in connection with sale and holding of Class A Shares, and all or any portion of the compensation paid to the Distributor under Paragraph 1 of this Plan may be reallocated by the Distributor to broker/dealers who sell Class A Shares in the form of distribution fees or a combination of Service Fees and distribution fees. Nothing herein shall be construed to prohibit distribution payments to non-dealers who are not required to be registered under the United States Securities and Exchange Act of 1934 or required to be members in good standing with the NASD, who are exempt from registration as a broker or a dealer or who may otherwise lawfully distribute Fund Shares without registration and in accord with applicable United States banking regulation or other such applicable regulation.

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     3. If adopted  with  respect to Class A Shares of a Series after any public offering of those Shares, this Plan shall not take effect with respect to those Shares unless it has first been approved by a vote of a majority of the voting securities of the Class A Shares of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a vote of a majority of the voting securities of the Class A Shares of the applicable Series or such approval was not required under Rule 12b-1.

     4. This Plan was approved, on October 23, 2001, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

     5. After approval as set forth in Paragraph 3 (if applicable) and Paragraph 4, this Plan shall take effect when the Registration Statement on Form N-1A for the Fund, of which this Plan is a part, becomes effective, and shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

     6. Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class A Shares of each Series by Distributor under this Plan and the Contract and the purposes for which such expenditures were made.

     7. This Plan may be terminated with respect to the Class A Shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class A Shares of that Series.

     8. This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraph 1 hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class A Shares of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

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     9. The amount of the  distribution fee payable by the Series to Distributor under Paragraph 1 hereof and the Contract is not related directly to expenses incurred by Distributor on behalf of such Series in serving as Distributor of the Class A Shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse Distributor for such expenses. The distribution fee set forth in Paragraph 1 hereof will be paid by the Series to Distributor until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class A Shares of any Series, any distribution expenses incurred by Distributor on behalf of the Class A Shares of the Series in excess of payments of the distribution fee specified in Paragraph 1 hereof and the Contract which Distributor has received or accrued through the termination date are the sole responsibility and liability of Distributor, and are not obligations of the Series.

     10. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

     11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

     12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     13. The Board members of the Fund and the stockholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or stockholders.

     IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in New York, New York.

     Date: November 15, 2001

ATTEST:                             GAM FUNDS, INC.


/s/                                 By:  /s/ Joseph Allessie
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